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



                                                             <c
                                                             >
Federated International
High Income  Fund
Class A Shares
                                     Yield = 2{( $32,291.33  -  $2,223.34   )+1)^6-1}=


Computation of SEC Yield                         359,432     *( $10.12      -          0.00000)
As of:  Nov 30, 1996
                                                 SEC Yield =    10.13%



Dividend and/or Interest
Inc for the 30 days      $32,291.33
ended

Net Expenses for         $2,223.34
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends     359,432

Maximum offering price   $10.12
per share as of 11/30/96

Undistributed net income 0.00000


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